UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 1, 2013 (October 30, 2013)

HARRIS & HARRIS GROUP, INC.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-11576 (Commission File Number)	13-3119827 (IRS Employer Identification No.)

1450 Broadway, 24th Floor
New York, New York 10018

(Address of principal executive offices and zip code)

(212) 582-0900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 31, 2013, the Board of Directors of Harris & Harris Group Inc. (the “Company,” “we” or “us”), approved an amendment to the Company’s form of Indemnification Agreement with all directors and officers of the Company. The agreement was amended to clarify certain procedures that directors and officers must follow to receive indemnification for claims brought against them, to provide for reimbursement of expenses for being a witness in any action related to their service with the Company and to set forth the circumstances when advancement of indemnification is not permitted.

The description above is only a summary of the material provisions of the Form of Indemnification Agreement and is qualified in its entirety by reference to the copy of the Form of Indemnification Agreement, filed as Exhibit 10.1 to this current report on Form 8-K and by this reference incorporated herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On October 31, 2013, the Board of Directors of the Company, upon recommendation by its Nominating Committee, appointed Ms. Stacy Brandom to serve as a Director of the Company, effective January 1, 2014, until the 2014 Annual Meeting of Shareholders or until her successor is duly elected and qualified.

Since October 2009, Ms. Brandom has been an Executive Vice President and Chief Financial Officer of Trinity Wall Street, an historic Anglican church in lower Manhattan, NY. Prior to joining Trinity, she was a Managing Advisor of Brandom Advisors, from 2008 to 2009. Ms. Brandom served as Chief Financial Officer and Managing Director of Citi Smith Barney from 2005 to 2007. She held various positions at JPMorgan Chase and its predecessor firms from 1984 to 2005 including Chief Financial Officer of JP Morgan Chase Corporate Sector and Chase Middle Market Group; Head of Strategy and Administration, Corporate Business Service of JP Morgan Chase; Head of Strategy and Administration and Managing Director, Global Investment Banking (Chase); Head of Strategy and Managing Director, Global Bank (Chemical Bank, pre Chase merger). She was graduated from the University of North Texas (B.B.A.) and the Kellogg School of Business at Northwestern University (M.B.A.). She was recommended to our Board of Directors by Charles E. Ramsey, the Chairperson of our Nominating and Management Development Committee.

Ms. Brandom was also appointed as a member of the Valuation Committee and the Independent Directors’ Committee. There is no arrangement or understanding between Ms. Brandom and any other person pursuant to which Ms. Brandom was selected as a director of the Company. Ms. Brandom does not have any direct or indirect material interest in any existing or proposed transactions to which the Company is or may become a party.

The press release announcing the appointment of Ms. Brandom is attached hereto as Exhibit 99.1

Compensation Arrangements

On October 30, 2013, the Compensation Committee (the “Committee”) of the Company awarded bonuses for 2013 in the amount of $150,000, $150,000, $150,000 $150,000, $70,000 and $40,000 to each of Douglas W. Jamison, Chairman, Chief Executive Officer and Managing Director; Daniel B. Wolfe, President, Chief Operating Officer and Managing Director; Alexei A. Andreev, Executive Vice President and Managing Director; Misti Ushio, Executive Vice President and Managing Director; Sandra M. Forman, General Counsel, Chief Compliance Officer, Director of Human Resources and Secretary and Patricia N. Egan, Chief Financial Officer, respectively. The bonuses were awarded based primarily on achievement of certain performance goals that occurred in 2013, and to provide market-competitive total compensation for the named executive officers based on market data provided by the Committee’s independent compensation consultant. The Committee also used its discretion to award an additional bonus to be paid to the named executive officers during the second half of 2014 in the amounts of $50,000, $50,000, $50,000, $50,000, $20,000 and $10,000 to each of Mr. Jamison, Mr. Wolfe, Mr. Andreev, Ms. Ushio, Ms. Forman and Ms. Egan, respectively. The Committee believes that retention of key employees is crucial because of the specialized nature of our business and because increasingly our investment professionals have investment track records.

In general, we have historically refrained from increasing base salaries, other than cost of living adjustments, from year to year, even when market data has supported an increase, and have used the ability to provide bonuses at the end of the year to provide market-competitive total compensation. We believe that this strategy has provided management and the Committee with the greatest flexibility in managing expenses. There are currently no salary increases or cost of living adjustments for any of the named executive officers planned for 2014.

Item 9. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Indemnification Agreement

99.1	Press Release, dated November 1, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2013	HARRIS & HARRIS GROUP, INC.

By: /s/ Douglas W. Jamison
Douglas W. Jamison
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Indemnification Agreement

99.1	Press Release, dated November 1, 2013